Exhibit 4.2

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

     THIS FIRST SUPPLEMENTAL INDENTURE dated as of April 15, 2005 (this “Supplemental Indenture”), is entered into by and among Historic LifePoint Hospitals, Inc., a Delaware corporation previously named LifePoint Hospitals, Inc. (“LifePoint Opco”), LifePoint Hospitals, Inc., a Delaware corporation previously named Lakers Holding Corp. (“LifePoint Holdco”), and U.S. Bank National Association (as successor in interest to National City Bank), as Trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

RECITALS

     LifePoint Opco has heretofore executed and delivered to the Trustee an indenture dated as of May 22, 2002 (the “Indenture”), providing for the issuance of 4 1/2% Convertible Subordinated Notes due 2009 of LifePoint Opco (the “Notes”).

     LifePoint Opco entered into an Agreement and Plan of Merger dated as of August 15, 2004, by and among itself, LifePoint Holdco, Province Healthcare Company, a Delaware corporation (“Province”), Lakers Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LifePoint Holdco (“LifePoint Merger Sub”) and Pacers Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LifePoint Holdco (“Province Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005 and Amendment No. 2 to Agreement and Plan of Merger, dated as of March 15, 2005 (collectively, the “Merger Agreement”).

     Pursuant to the Merger Agreement and substantially concurrently herewith, LifePoint Holdco will acquire all of the capital stock of each of LifePoint Opco and Province through the merger of Lakers Merger Sub with and into LifePoint Opco, with LifePoint Opco continuing as the surviving corporation (the “LifePoint Merger”), and the merger of Pacers Merger Sub with and into Province, with Province continuing as the surviving corporation (the “Province Merger” and, together with the LifePoint Merger, the “Mergers”). As a result of the Mergers, which will be consummated on April 15, 2005, stockholders that previously owned capital stock of LifePoint Opco and Province, respectively, collectively own all of the outstanding shares of capital stock of LifePoint Holdco.

     Pursuant to the LifePoint Merger, each share of common stock of LifePoint Opco, par value $0.01 per share (the “LifePoint Opco Common Stock”) is being converted into and exchanged for one share of common stock, par value $0.01 per share, of LifePoint Holdco (the “LifePoint Holdco Common Stock”).

     Pursuant to Section 9.01 of the Indenture, LifePoint Opco and the Trustee may amend the Indenture or the Notes to add to the covenants of LifePoint Opco for the benefit of the Holders and to comply with Section 10.12 of the Indenture, in each case without the consent of any Holder.

     LifePoint Opco and LifePoint Holdco are executing this Supplemental Indenture in order to provide that (i) LifePoint Holdco will fully and unconditionally guarantee all of LifePoint Opco’s obligations under the Notes and the Indenture, on the terms and conditions set forth therein and (ii) pursuant to Section 10.12 of the Indenture, each Note will be convertible into the number of shares of LifePoint Holdco Common Stock which the Holder of such Note would have been entitled to receive if such Note had been converted into LifePoint Opco Common Stock immediately prior to the consummation of the Mergers.

     LifePoint Opco and LifePoint Holdco desire and have requested the Trustee to enter into this Supplemental Indenture for the purpose of amending the Indenture to provide that LifePoint Holdco will fully and unconditionally guarantee all of LifePoint Opco’s obligations under the Notes and the Indenture and, upon conversion of the Notes under the Indenture, a Holder will receive one share of LifePoint Holdco Common Stock in lieu of each share of LifePoint Opco Common Stock to which such Holder otherwise would have been entitled upon conversion.

     Each of LifePoint Opco and LifePoint Holdco has duly authorized the execution and delivery of this Supplemental Indenture.

AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     Section 1. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     Section 2. Definitions. Section 1.01 of the Indenture is hereby amended as follows:

     (a) The definition of “Capital Stock” is hereby amended and restated in its entirety to read as follows:

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of LifePoint and all warrants or options to acquire such capital stock.

     (b) The definition of “Daily Market Price” is hereby amended and restated in its entirety to read as follows:

     “Daily Market Price” means the price of a share of LifePoint Common Stock on the relevant date, determined (a) on the basis of the last reported sale price regular way of the LifePoint Common Stock as reported on the Nasdaq National Market (the “NNM”), or if the LifePoint Common Stock is not then listed on the NNM, as reported on such national securities exchange upon which the LifePoint Common Stock is listed, or (b) if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations regular way as so reported, or (c) if the LifePoint Common Stock is not listed on the NNM or on any national securities exchange or automated quotation system, on the basis of the average of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization.

     (c) The definition of “First Supplemental Indenture” is hereby added to the Indenture and shall read as follows:

     “First Supplemental Indenture” means the supplemental indenture to this Indenture, dated as of April 15, 2005, by and among LifePoint, the Company and the Trustee.

     (d) The definition of “Guarantee” is hereby added to the Indenture and shall read as follows:

     “Guarantee” means LifePoint’s guarantee of the obligations of the Company under the Indenture in accordance with the terms of the Indenture and the First Supplemental Indenture.

     (e) The definition of “LifePoint” is hereby added to the Indenture and shall read as follows:

     “LifePoint” means LifePoint Hospitals, Inc., a Delaware corporation previously named Lakers Holding Corp.

     (f) The definition of “LifePoint Common Stock” is hereby added to the Indenture and shall read as follows:

     “LifePoint Common Stock” means the common stock, par value $0.01 per share, of LifePoint or such other capital stock into which LifePoint’s common stock is reclassified or changed.

     (g) The definition of “LifePoint Senior Credit Facility” is hereby added to the Indenture and shall read as follows:

     “LifePoint Senior Credit Facility” means the Credit Facility by and among LifePoint, Citicorp North America, Inc., as Administrative Agent, and the lenders party thereto from time to time, dated as of April 15, 2005, including any related notes, debentures, bonds or other debt instruments, letters of credit, guarantees, collateral documents, instruments, indentures and agreements executed in connection therewith, and in each case as the same may be amended, extended, restated modified, supplemented, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more credit agreements or facilities, debt instruments, indentures and/or related documentation (including increasing the amount committed or lent thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks, institutional investors, insurance companies, funds or other lenders or investors or LifePoint becomes a borrower thereunder).

          (h) The definition of “LifePoint Senior Indebtedness” is hereby added to the Indenture and shall read as follows:

          “LifePoint Senior Indebtedness” means:

          (a) all obligations of LifePoint, now or hereafter existing, under or in respect of the LifePoint Senior Credit Facility, whether for principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to LifePoint at the rate specified in the documentation with respect thereto, whether or not a claim for post-filing interest is allowed in such proceeding) or other amounts due in connection therewith (including any fees, premiums, expenses and indemnities); and

          (b) the principal of, premium, if any, and interest on all other Indebtedness of LifePoint (other than the Guarantee), whether outstanding on the date of this Indenture or thereafter created, incurred or assumed (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to LifePoint at the rate specified in the documentation with respect thereto, whether or not a claim for post-filing interest is allowed in such proceeding) or other amounts due in connection therewith (including any fees, premiums, expenses and indemnities), unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is on parity with or subordinated in right of payment to the Guarantee.

          Section 3. Redemptions and Repurchases. Subsection (X) contained in the last paragraph of Section 3.08 of the Indenture is hereby amended and restated in its entirety to read as follows:

(X)	the last sale price of the LifePoint Common Stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such trading day; or

          Section 4. Conversion. Article X of the Indenture is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

          Section 5. LifePoint Guarantee. Article XIII “Guarantee” and Article XIV “Subordination of Guarantee” are hereby added to the Indenture and shall read as set forth in Annex B hereto.

          Section 6. Form of the Face of the Security.

          (a) Subsection (X) of paragraph 8 of the form of the reverse of the Security on page A-5 of the Indenture is hereby amended and restated in its entirety to read as follows:

(X)	the last sale price of the LifePoint Common Stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such trading day; or

          (b) The first two sentences of paragraph 9 of the form of the reverse of the Security on page A-5 of the Indenture are hereby amended and restated in their entirety to read as follows:

     A Holder may convert his or her Security into LifePoint Common Stock at any time prior to the close of business on June 1, 2009, or, (x) if the Security is called for redemption by the Company, the Holder may convert it at any time before the close of business on the business day immediately preceding the date fixed for such redemption, or (y) if the Security is to be repurchased by the Company pursuant to Paragraph 8 hereof, the Holder may convert it at any time before the close of business on the business day immediately preceding the Repurchase Date. The initial conversion rate is 21.1153 shares of LifePoint Common Stock per $1,000 principal amount of Securities, subject to adjustment in the event of certain circumstances as specified in the Indenture.

          Section 7. Form of Conversion Notice. The first sentence of the form of the Conversion Notice set forth on page A-12 of the Indenture is hereby amended and restated in its entirety to read as follows:

          To convert this Security into LifePoint Common Stock, check the box: [ ]

          Section 8. Form of Private Placement Legend. The form of the private placement legend set forth on pages B-1-1 and B-1-2 of the Indenture, is hereby amended and restated in its entirety to read as set forth in Annex C hereto.

          Section 9. Miscellaneous.

          (a) Execution of Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the

Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture.

     (b) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     (c) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     (d) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     (e) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by LifePoint Holdco and the Company.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Dated: April 15, 2005

LIFEPOINT HOSPITALS, INC.

By:	/s/ William F. Carpenter III

Name:	William F. Carpenter III
Title:	Executive Vice President, General Counsel and Secretary

HISTORIC LIFEPOINT HOSPITALS, INC.

By:	/s/ Michael J. Culotta

Name:	Michael J. Culotta
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Charles R. Lush, Jr.

Name:	Charles R. Lush, Jr.
Title:	Corporate Trust Officer

[LifePoint 4 1/2% Notes Supplemental Indenture]

ANNEX A

ARTICLE X

CONVERSION

     10.01 Conversion Privilege; Restrictive Legends. A Holder of a Security may convert such Security into LifePoint Common Stock at any time during the period stated in Paragraph 9 of the Securities. The initial conversion rate is stated in Paragraph 9 of the Securities. The conversion rate is subject to adjustment in accordance with Sections 10.06 through 10.12.

     A Holder may convert a portion of the principal of such Security if the portion is $1,000 principal amount or a positive integral multiple of $1,000 principal amount. Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of it.

     Any shares issued upon conversion of a Security shall bear the Private Placement Legend until after the second anniversary of the later of the issue date for the Securities and the last date on which the Company or any Affiliate of the Company was the owner of such shares or the Security (or any predecessor security) from which such shares were converted (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder) (or such longer period of time as may be required under the Securities Act or applicable state securities laws in the Opinion of Counsel for the Company, unless otherwise agreed by the Company and the Holder thereof).

     10.02 Conversion Procedure. To convert a Security, a Holder must satisfy the requirements in Paragraph 9 of the Securities. The date on which the Holder satisfies all those requirements is the conversion date. As soon as practicable following the conversion date, the Company shall deliver to the Holder, or shall have delivered to the Holder on behalf of the Company, through the Conversion Agent a certificate for the number of full shares of LifePoint Common Stock issuable upon the conversion and a check in lieu of any fractional share. The person in whose name the certificate is registered shall be treated as a stockholder of record on and after the conversion date.

     Except as described below and in the Registration Rights Agreement with respect to the Liquidated Damages Amount (as defined therein), no payment or adjustment will be made for accrued interest on, or liquidated damages with respect to, a converted Security or for dividends on any LifePoint Common Stock issued on or prior to conversion. If any Holder surrenders a Security for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date shall be paid to the Holder of such Security on such record date; provided, however, that such Security, when surrendered for conversion, must be accompanied by payment to the Trustee on behalf of the Company of an amount equal to the interest payable on such interest payment date on the portion so converted; provided, further, however, that such payment to the Trustee described in the immediately preceding proviso shall not be required in connection with any conversion of a Security called for redemption pursuant to Section 3.04 hereof on a redemption date that is after a record date for the payment of interest and on or before the day that is one business day following the corresponding interest payment date.

     If a Holder converts more than one Security at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of the Securities converted.

     Upon surrender of a Security that is converted in part the Trustee shall authenticate for the Holder a new Security equal in principal amount to the unconverted portion of the Security surrendered.

     If the last day on which a Security may be converted is a Legal Holiday in a place where a Conversion Agent is located, the Security may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

     10.03 Fractional Shares. LifePoint will not issue fractional shares of LifePoint Common Stock upon conversion of Securities and instead the Company will deliver a check in an amount equal to the value of such fraction computed on the basis of the last sale price of the LifePoint Common Stock as reported on the NNM (or if not listed for trading thereon, then on the principal securities exchange or on the principal automated quotation system on which the LifePoint Common Stock is listed or admitted to trading) at the close of business on the date of conversion or if no such sale takes place on such day, the last sale price for such day shall be the average of the closing bid and asked prices regular way on the NNM (or if not listed for trading thereon, on the principal securities exchange or on the principal automated quotation system on which the LifePoint Common Stock is listed or admitted to trading) for such day. If on the date of conversion, the LifePoint Common Stock is not quoted by any such organization, the fair value of such LifePoint Common Stock on such day, as reasonably determined in good faith by the Board of Directors shall be used.

     10.04 Taxes on Conversion. If a Holder converts its Security, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of LifePoint Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder’s name.

     10.05 LifePoint to Provide LifePoint Common Stock. LifePoint shall reserve out of its authorized but unissued LifePoint Common Stock or LifePoint Common Stock held in its treasury enough shares of LifePoint Common Stock to permit the conversion of all of the Securities.

     All shares of LifePoint Common Stock which may be issued upon conversion of the Securities shall be validly issued, fully paid and non-assessable.

     The Company and LifePoint will endeavor to comply with all securities laws regulating the offer and delivery of shares of LifePoint Common Stock upon conversion of Securities and LifePoint will endeavor to list such shares on each national securities exchange or automated quotation system on which the LifePoint Common Stock is listed.

     10.06 Adjustment of Conversion Rate. The conversion rate shall be subject to adjustment from time to time as follows:

       (a) In case LifePoint shall (1) pay a dividend in shares of LifePoint Common Stock to all holders of LifePoint Common Stock, (2) make a distribution in shares of LifePoint Common Stock to all holders of LifePoint Common Stock, (3) subdivide the outstanding shares of LifePoint Common Stock into a greater number of shares of LifePoint Common Stock or (4) combine the outstanding shares of LifePoint Common Stock into a smaller number of shares of LifePoint Common Stock, the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any Security thereafter surrendered for conversion shall be entitled to receive the number of shares of LifePoint Common Stock which he would have owned immediately following such action had such Securities been converted immediately prior thereto. Any adjustment made pursuant to this Section 10.06(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

       (b) In case LifePoint shall issue rights or warrants to all or substantially all holders of LifePoint Common Stock, as the case may be, entitling them (for a period commencing no earlier than the record date for the determination of Holders of LifePoint Common Stock entitled to receive such rights or warrants and expiring not more than 60 days after such record date) to subscribe for or purchase shares of LifePoint Common Stock (or securities convertible into LifePoint Common Stock), at a price per share less than the then current market price (as determined pursuant to Section 10.06(g) below) of LifePoint Common Stock on such record date, the conversion rate shall be increased by multiplying the conversion rate in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of LifePoint Common Stock outstanding on such record date, plus the number of shares of LifePoint Common Stock so offered for subscription or purchase, and the denominator of which shall be the number of shares of LifePoint Common Stock outstanding at the close of business on such record date plus the number of shares of LifePoint Common Stock which the aggregate of the offering price of the total number of shares of LifePoint Common Stock so offered for subscription or purchase would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

       (c) In case LifePoint shall distribute to all or substantially all holders of LifePoint Common Stock shares of capital stock of LifePoint other than LifePoint Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to all or substantially all holders of LifePoint Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 10.06(b) above), then in each such case the conversion rate shall be increased by multiplying the conversion rate in effect immediately prior to the close of business on the record date for the determination of shareholders entitled to such distribution by a fraction of which the numerator shall be the current market price of LifePoint Common Stock (determined as provided in Subsection (g) below), on such date and the denominator shall be such current market price less the fair market value (as determined by the Board of Directors whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the evidences of indebtedness, shares of capital stock, cash and other assets to be distributed or of such subscription rights or warrants applicable to one share of LifePoint Common Stock, such increase to become effective immediately prior to the opening of business on the day following such record date. Notwithstanding the foregoing, in the event that LifePoint shall distribute rights or warrants (other than those referred to in Section 10.06(b) above) (“Rights”) pro rata to holders of LifePoint Common Stock, the Company and LifePoint may, in lieu of making any adjustment pursuant to this Section 10.06(c), make proper provision so that each Holder of a Security who converts such Security (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of LifePoint Common Stock issuable upon such conversion (the “Conversion Shares”), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of LifePoint Common Stock equal to the number of shares of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of LifePoint Common Stock into which the principal amount of the Security so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

     (d) In case LifePoint shall, by dividend or otherwise, at any time make a distribution (the “Triggering Distribution,” and the amount of the Triggering Distribution, together with the sum of (w) and (x) below, the “Combined Amount”) to all or substantially all holders of LifePoint Common Stock of cash (including any distributions of cash out of current or retained earnings of LifePoint, but excluding any cash that is distributed as part of a distribution requiring a conversion rate adjustment pursuant to Subsection (c) above or Subsection (e) below) in an aggregate amount that, together with the sum of (w) the aggregate amount of any cash and the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive thereof and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of any other consideration payable in respect of any tender or exchange offer by LifePoint or a subsidiary of LifePoint for all or any portion of the LifePoint Common Stock consummated within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no conversion rate adjustment has been made pursuant to this Section 10.06, and (x) the aggregate amount of all other cash distributions to all or substantially all holders of LifePoint Common Stock made within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no conversion rate adjustment has been made pursuant to this Section 10.06, exceeds 10% of the product of the current market price per share (as determined in accordance with Subsection (g) of this Section 10.06) of the LifePoint Common Stock on the close of business, New York City time, on the business day (the “Distribution Declaration Date”) immediately preceding the day on which the Triggering Distribution is declared by LifePoint and the number of shares of LifePoint Common Stock outstanding on the Distribution Declaration Date (excluding shares held in the treasury of LifePoint), the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to the effectiveness of the conversion rate adjustment contemplated by this Subsection (d) by a fraction (y) the numerator of which shall be such current market price per share of LifePoint Common Stock and (z) the denominator of which shall be (I) such current market price per share of LifePoint Common Stock less (II) the number obtained by dividing the Combined Amount by such number of shares of LifePoint Common Stock outstanding. Such adjustment shall become effective immediately prior to the opening of business on the day following the Distribution Declaration Date.

     (e) In case a tender offer or exchange offer made by LifePoint or any of its subsidiaries for all or any portion of the LifePoint Common Stock shall expire and such tender offer or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) that combined together with:

(1)	the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution), as of the expiration of such tender offer or exchange offer, of consideration payable in respect of any other tender offers or exchange offers, by LifePoint or any of its subsidiaries for all or any portion of the LifePoint Common Stock expiring within the 12 months preceding the expiration of such tender offer or exchange offer and in respect of which no adjustment pursuant to this Section 10.06 has been made, and

(2)	the aggregate amount of any distributions to all or substantially all holders of LifePoint Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender offer or exchange offer and in respect of which no adjustment pursuant to Section 10.06 has been made, exceeds 10% of the product of the current market price per share (as determined in accordance with subsection (g) of this Section 10.06) as of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as it may be amended) times the number of shares of LifePoint Common Stock outstanding (including any tendered shares or exchanged shares) at the Expiration Time,

then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

(i)	the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of LifePoint Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the current market price of the LifePoint Common Stock as of the Expiration Time; and

(ii)	the denominator of which shall be the number of shares of LifePoint Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the current market price of the LifePoint Common Stock as of the Expiration Time.

Such adjustment (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that LifePoint is obligated to purchase shares pursuant to any such tender offer or exchange offer, but LifePoint is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 10.06(e) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this Section 10.06(e).

     (f) In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, the Company, from time to time and to the extent permitted by law, may increase the conversion rate by any amount for at least 20 days or such longer period as may be required by law, if the Board of Directors of the Company has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company, provided that the effective conversion price is not less than the par value of a share of LifePoint Common Stock. The Company shall give notice to the Trustee and cause notice of such increase to be mailed to each Holder of Securities at such Holder’s address as the same appears on the registry books of the Registrar, at least 15 days prior to the date on which such increase commences. Such conversion rate increase shall be irrevocable during such period.

     (g) For the purpose of any computation under subsections (a), (b), (c), (d) and (e) above of this Section 10.06, the current market price per share of LifePoint Common Stock on the date fixed for determination of the stockholders entitled to receive the issuance or distribution requiring such computation (the “Determination Date”) shall be deemed to be the average of the Daily Market Prices for the ten consecutive trading days immediately preceding the Determination Date; provided, however, that (i) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the tenth trading day prior to the Determination Date and prior to the “ex” date for the issuance or distribution requiring such computation, the Daily Market Price for each trading day prior to the “ex” date for such other event shall be adjusted by multiplying such Daily Market Price by the reciprocal of the fraction by which the conversion rate is so required to be adjusted as a result of such other event, (ii) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the “ex” date for the issuance or distribution requiring such computation and on or prior to the Determination Date, the Daily Market Price for each business day on and after the “ex” date for such other event shall be adjusted by multiplying such Daily Market Price by the same fraction by which the conversion rate is so required to be adjusted as a result of such other event, and (iii) if the “ex” date for the issuance or distribution requiring such computation is on or prior to the Determination Date, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Daily Market Price for each trading day on and after the “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of this Section 10.06, whose determination shall be conclusive and described in a Resolution of the Board of Directors) of the evidences of indebtedness, shares of capital stock or other securities or assets being distributed (in the distribution requiring such computation) applicable to one share of LifePoint Common Stock as of the close of business on the day before such “ex” date. For the purpose of any computation under Subsection (e) of this Section 10.06, the current market price per share of LifePoint Common Stock at the expiration time for the tender offer requiring such computation shall be deemed to be the average of the Daily Market Price for the ten consecutive trading days commencing on the business day immediately following the expiration time of such tender offer (the “Commencement Date”); provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the conversion rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the expiration time for the tender offer requiring such computation and prior to the day in question, the Daily Market Price for each trading day on or after the “ex” date for such other event shall be adjusted by multiplying such Daily Market Price by the same fraction by which the conversion rate is so required to be adjusted as a result of such other event. For purposes of this subsection, the term “ex” date, (i) when used with respect to any issuance or distribution, means the first date on which the LifePoint Common Stock trades regular way on the relevant exchange or in the relevant market from which the Daily Market Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of LifePoint Common Stock, means the first date on which the LifePoint Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer means the first date on which the LifePoint Common Stock trades regular way on such exchange or in such market after the expiration time of such tender offer (as it may be amended or extended).

     10.07 No Adjustment. No adjustment in the conversion rate shall be required until cumulative adjustments amount to 1% or more of the conversion rate as last adjusted; provided, however, that any adjustments which by reason of this Section 10.07 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article X shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for rights to purchase LifePoint Common Stock pursuant to a LifePoint plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value of the LifePoint Common Stock.

     If any rights, options or warrants issued by LifePoint as described in Section 10.06 are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted as provided in Section 10.06 until the earliest of such triggering event occurs. Upon the expiration or termination of any rights, options or warrants without the exercise of such rights, options or warrants, the conversion rate then in effect shall be adjusted immediately to the conversion rate which would have been in effect at the time of such expiration or termination had such rights, options or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     No adjustment need be made for a transaction referred to in this Article X if Securityholders are to participate in the transaction without conversion on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of LifePoint Common Stock participate in the transaction.

     10.08 Other Adjustments. In the event that, as a result of an adjustment made pursuant to Section 10.06 hereof, the Holder of any Security thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock other than shares of LifePoint Common Stock, thereafter the conversion rate of such other shares so receivable upon conversion of any Security shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to LifePoint Common Stock contained in this Article X.

     10.09 Adjustments For Tax Purposes. The Company may make such increases in the conversion rate, in addition to those required by Section 10.06 hereof, as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by LifePoint or to its stockholders will not be taxable to the recipients thereof.

     10.10 Notice of Adjustment. Whenever the conversion rate is adjusted, the Company shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

     10.11 Notice of Certain Transactions. In the event that:

     (1) LifePoint takes any action which would require an adjustment in the conversion rate;

     (2) LifePoint takes any action that would require a supplemental indenture pursuant to Section 10.12; or

     (3) there is a dissolution or liquidation of LifePoint;

a Holder of a Security may wish to convert such Security into shares of LifePoint Common Stock prior to the record date for or the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of LifePoint Common Stock on that date may receive. Therefore, the Company shall mail to Holders at the addresses appearing on the Registrar’s books and the Trustee a notice stating the proposed record or effective date, as the case may be, of any transaction referred to in clause (1), (2) or (3) of this Section 10.11. The Company shall mail such notice at least 15 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 10.11.

     10.12. Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege. If any of the following shall occur, namely: (i) any reclassification or change in the LifePoint Common Stock issuable upon conversion of Securities (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or binding share exchange to which LifePoint is a party other than a merger in which LifePoint is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, LifePoint Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of LifePoint as an entirety, then LifePoint or such successor or purchasing corporation, as the case may be, and the Company shall, as a condition precedent to such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee providing that the Holder of each

Security then outstanding shall have the right to convert such Security into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance by a holder of the number of shares of LifePoint Common Stock, deliverable upon conversion of such Security immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance. Such supplemental indenture shall provide for adjustments of the conversion rate which shall be as nearly equivalent as may be practicable to the adjustments of the conversion rate provided for in this Article X. The foregoing, however, shall not in any way affect the right a Holder of a Security may otherwise have, pursuant to Clause (ii) of the last sentence of Subsection (c) of Section 10.06 hereof, to receive Rights upon conversion of a Security. If, in the case of any consolidation, merger, binding share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of LifePoint Common Stock includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, binding share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 10.12 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales or conveyances.

     In the event the Company shall execute a supplemental indenture pursuant to this Section 10.12, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Securities upon the conversion of their Securities after any such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance and any adjustment to be made with respect thereto.

     10.13 Trustee’s Disclaimer. The Trustee has no duty to determine when an adjustment under this Article X should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 10.10 hereof. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities, and the Trustee shall not be responsible for the failure by the Company to comply with any provisions of this Article X.

     The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 10.12, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 10.12 hereof.

ANNEX B

ARTICLE XIII

GUARANTEE

     13.01 Guarantee. Subject to Article XIV, LifePoint hereby fully and unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Securities will be promptly paid by the Company in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid by the Company in full or performed by the Company, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same will be promptly paid by the Company in full when due or performed by the Company in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. LifePoint agrees that this is a guarantee of payment and not a guarantee of collection.

     LifePoint hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of LifePoint. LifePoint hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and this Indenture (which, for the avoidance of doubt, it is agreed shall have occurred upon termination of all of the Company’s obligations under the Indenture as provided in Section 8.01 hereof).

     If any Holder or the Trustee is required by any court or otherwise to return to the Company, LifePoint or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or LifePoint, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

     LifePoint agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. LifePoint further agrees that, as between itself, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by LifePoint for the purpose of this Guarantee, failing payment when due by the Company.

          13.02 Limitation on LifePoint Liability. The obligations of LifePoint under its Guarantee and this Article XIII shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of LifePoint that are relevant under such laws, result in the obligations of LifePoint under its Guarantee not constituting a fraudulent transfer or conveyance, or otherwise being voidable under applicable law relating to such matters or similar laws affecting the rights of creditors generally.

          13.03 Successor Guarantor. LifePoint may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, provided that:

     (1) the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not LifePoint) shall expressly assume, by an indenture supplement, executed and delivered to the Trustee, all the obligations of LifePoint under the Guarantee and the Indenture; and

     (2) the Company shall have delivered to the Trustee an Officers’ Certificate of the Company and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with this Indenture;

          The Successor Guarantor shall be the successor to LifePoint and shall succeed to, and be substituted for, and may exercise every right and power of, LifePoint under the Guarantee, and the predecessor company, except in the case of a lease, shall be released from its obligations with respect to the Guarantee.

ARTICLE XIV

SUBORDINATION OF GUARANTEE

          14.01 Subordination of Guarantee. Notwithstanding any other provision of this Indenture, the Obligations of LifePoint under its Guarantee pursuant to Article XIII shall be junior and subordinated, in the manner provided in this Article XIV, to the prior payment in full in cash of the LifePoint Senior Indebtedness.

          14.02 When Distribution Must be Paid Over. In the event that LifePoint shall make any payment to the Trustee with respect to the Guarantee at a time when such payment is prohibited by this Article XIV, such payment shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of

LifePoint Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of LifePoint Senior Indebtedness held by them) or their agent or representative or the trustee under the indenture or other agreement (if any) pursuant to which LifePoint Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all LifePoint Senior Indebtedness remaining unpaid to the extent necessary to pay all LifePoint Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of LifePoint Senior Indebtedness.

     14.03 Subrogation. After all LifePoint Senior Indebtedness is paid in full and until the Securities are paid in full, Holders shall be subrogated to the rights of holders of LifePoint Senior Indebtedness to receive distributions applicable to LifePoint Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of LifePoint Senior Indebtedness. A distribution made under this Article XIV to holders of LifePoint Senior Indebtedness which otherwise would have been made to Holders is not, as between LifePoint and Holders, a payment by LifePoint on LifePoint Senior Indebtedness. Subject to Article 13, in the event that, pursuant to the Guarantee, LifePoint shall pay any obligations of the Company under the Notes or the Indenture, LifePoint shall be subrogated to the rights of the Holders with respect to such obligations.

     14.04 Relative Rights. This Article XIV defines the relative rights of Holders and holders of LifePoint Senior Indebtedness. Nothing in this Indenture shall: (i) impair, as between LifePoint, on the one hand, and Holders, on the other hand, the obligation of LifePoint, which is absolute and unconditional, to pay its Guarantee to the extent set forth in Article XIII; or (ii) prevent the Trustee or any Holder from exercising its available remedies upon a default by LifePoint under its Guarantee, subject to the rights of holders and owners of LifePoint Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

     Upon any distribution of assets referred to in this Article XIV, the Trustee, subject to the provisions of Sections 7.01 and 7.02, and the Holders shall be entitled to rely upon any order or decree by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or the Holders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the LifePoint Senior Indebtedness and other indebtedness of LifePoint, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV.

     14.05 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of LifePoint Senior Indebtedness, the distribution may be made and the notice given to their representatives or agents.

     14.06 Rights of Trustee and Paying Agent. The Trustee or Paying Agent may continue to make payments on the Guarantee until it receives written notice of facts that would cause a payment of amounts due with respect to the Guarantee to violate this Article XIV. Only LifePoint or a representative or agent of a holder of an issue of LifePoint Senior Indebtedness or a holder of LifePoint Senior Indebtedness that has no such representative or agent may give the notice.

     The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of LifePoint Senior Indebtedness (or a representative or agent on behalf of such holder) to establish that such notice has been given by a holder of LifePoint Senior Indebtedness or a representative or agent on behalf of any such holder. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person who is a holder of LifePoint Senior Indebtedness to participate in any payment or distribution pursuant to this Article XIV, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of LifePoint Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article XIV, and if such evidence is not furnished the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment or until such time as the Trustee shall be otherwise satisfied as to the right of such person to receive such payment.

     The Trustee in its individual or any other capacity may hold LifePoint Senior Indebtedness with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

     The Trustee shall not be deemed to owe any fiduciary duty to the holders of LifePoint Senior Indebtedness and shall not be liable to any such holder if it shall mistakenly pay over or distribute to Holders or LifePoint or any other person money or assets to which any holders of LifePoint Senior Indebtedness shall be entitled by virtue of this Article XIV or otherwise.

ANNEX D

FORM OF PRIVATE PLACEMENT LEGEND

     THIS SECURITY AND THE LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

     (1) REPRESENTS THAT:

          (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; OR

          (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT),

     (2) AGREES THAT IT WILL NOT DIRECTLY OR INDIRECTLY ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THIS SECURITY OR THE LIFEPOINT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY UNLESS IN COMPLIANCE WITH THE SECURITIES ACT, AND

     (3) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, PRIOR TO THE DATE THAT IS THE LATER OF (X) TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT ONLY:

          (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

          (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

          (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

          (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; OR

          (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT.

     PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (3)(C) OR (D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (3)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

D-2